Exhibit 10.1

LIBBY FRISCHER FAMILY PARTNERSHIP

as of March 30, 2018

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Ledgewood, P.C.

Two Commerce Square

2001 Market Street, Suite 3400

Philadelphia, PA 19103

Dear Sirs:

The Libby Frischer Family Partnership (the “Investor”) has expressed an interest in purchasing common shares of beneficial interest, par value $0.03 per share (the “Common Shares”), of RAIT Financial Trust (the “Company”). The number of Common Shares that Investor intends to purchase on or after the date hereof (collectively the “To Be Acquired Common Shares”), together with Common Shares owned by Investor prior to the acquisition of the To Be Acquired Common Shares, and Common Shares held at the time of any such acquisition individually by Charles Frischer, the General Partner of Investor, or by any other entity in which he has an ownership interest (other than a public entity in which his beneficial ownership is less than 1%) (collectively the “Frischer Owned Common Shares” and together with the To Be Acquired Common Shares, the “Investor Common Shares”), is an amount equal to up to 12.5% of the outstanding Common Shares, which would exceed the Ownership Limit (as defined in the Amended and Restated Declaration of Trust of the Company, as the same has been amended and supplemented from time to time (the “Declaration of Trust”)) of 8.3% of the outstanding Common Shares. The Company and Ledgewood, P.C., tax counsel to the Company, have asked Investor to make certain representations, covenants and undertakings so that (A) Ledgewood may deliver its opinion to the Company to the effect that the restrictions contained in the Declaration of Trust will not be violated and that the Company’s status as a real estate investment trust will not be lost if the Company grants to Investor an exemption from the Ownership Limit for the holding of the To Be Acquired Common Shares in an amount which, when added to the Frischer Owned Common Shares, does not exceed an amount equal to 12.5% of the outstanding Common Shares at any time and from time to time, and (B) the Special Committee (the “Special Committee”) of the Board of Trustees of the Company (the “Board”), pursuant to authority delegated to it by the Board, may consider exempting Investor from the Ownership Limit in such amount with respect to the applicable Investor Common Shares.

Investor hereby represents, covenants and undertakes as to the following:

(a)    Investor is a limited partnership that was not formed for the purposes of this transaction.

(b)    Investor acknowledges that, notwithstanding the exemption of the Ownership Limit that may be granted to Investor by the Special Committee in accordance herewith, the Special Committee is not granting Investor an exemption from any other ownership restrictions set forth in Article VII of the Declaration of Trust or with respect to any securities other than the Common Shares.

(c)    Investor agrees to take such further reasonable steps to cooperate with the Company by way of providing additional factual information relevant to Investor’s investment in the Company, as may be reasonably requested by the Company, such that the Company satisfies the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

In consideration of the foregoing, Investor requests that the Special Committee exempt Investor from the Ownership Limit for the holding of the To Be Acquired Common Shares in an amount which, when added to the Frischer Owned Common Shares, does not exceed an amount equal to 12.5% of the outstanding Common Shares at any time and from time to time. If the Company agrees to the foregoing, please evidence such agreement by signing and returning a copy of this letter to Investor.

{signatures appear on following page}

LIBBY FRISCHER FAMILY PARTNERSHIP

By:	/s/ Charles Frischer
Name:	Charles Frischer
Title:	General Partner

/s/ Charles Frischer
Charles Frischer

Agreed and Accepted as of the date set forth above:

RAIT FINANCIAL TRUST

By:	/s/ John J. Reyle
Name:	John J. Reyle
Title:	Interim CEO, Interim President & General Counsel